Exhibit (h)(2)(ii)

SCHEDULE 1
Updated: December 6, 2016
SERIES OF THE TRUST

The following fund(s) are covered by the Agreement:
1.	Aspiration Flagship Fund
2.	Aspiration Redwood Fund